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                       [LETTERHEAD OF BELL, BOYD & LLOYD]


                                 June 24, 1998

Extended Stay America, Inc.
450 East Las Olas Boulevard,
Suite 1100
Ft. Lauderdale, Florida  33301

                       Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Extended Stay America, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to up to $200,000,000 aggregate principal amount of the Company's 9.15 % Senior Subordinated Notes due 2008 (the "New Notes") to be issued by the Company in exchange for an equal aggregate principal amount of its outstanding 9.15% Senior Subordinated Notes due 2008.

     In connection with this opinion, we have examined copies of (i) the Registration Statement; (ii) a specimen copy of the note representing the New Notes; (iii) an originally executed copy of the Indenture (the "Original Indenture") dated as of March 10, 1998 between the Company, as Issuer, and Manufacturers and Traders Trust Company, as Trustee (the "Trustee"), with respect to the 9.15% Senior Subordinated Notes due 2008 of the Company; and (iv) all other records, agreements, instruments, and documents that we have deemed relevant or necessary as the basis for the opinion hereinafter set forth. In stating our opinion, we have assumed the genuineness of all signatures on original documents (except when executed in our presence), the authenticity of documents submitted to us as originals, and the conformity to originals of all copies submitted to us as certified, conformed, or reproduction copies.

     We have relied as to certain factual matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed, and delivered by the Trustee thereunder, an assumption which we have not independently verified.

     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the New Notes have been duly authorized by the Company and that when the Registration Statement has become effective under the Act and the New Notes have been executed, authenticated, and issued in accordance with the terms of the Indenture and as contemplated by the Registration Statement, the New Notes will be entitled to the benefits of the
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Extended Stay America, Inc.
June 24, 1998
Page 2


Indenture and will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (a) the validity, binding effect, and enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors' rights generally and (b) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or in law).

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                Very truly yours,


                                Bell, Boyd & Lloyd